Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2022, with respect to the consolidated financial statements of Authentic Brands LLC included in the Registration Statement (Form S-1) of BRC Inc. for the registration of shares of its common stock and warrants.

/s/ Ernst & Young LLP

San Antonio, Texas

March 16, 2022